Exhibit 99.1

Innoviva Reports Fourth Quarter and Full Year 2025 Financial Results; Highlights Recent Company Progress

Durable royalties portfolio generated $58.4 million in revenue for the fourth quarter and $250.3 million for the full year

IST achieved U.S. net product sales of $33.9 million for the fourth quarter and $119.2 million for the full year, representing 47% year-over-year growth

IST product portfolio strengthened with U.S. FDA approval of NUZOLVENCE®, a first-in-class treatment for uncomplicated urogenital gonorrhea

$125 million share repurchase program initiated in the fourth quarter

BURLINGAME, Calif. – February 25, 2026 – Innoviva, Inc. (NASDAQ: INVA) (“Innoviva” or the “Company”), a diversified biopharmaceutical company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets, today reported financial results for the fourth quarter and full year ended December 31, 2025, and highlighted select corporate progress and achievements.

“2025 marked an excellent year for Innoviva, demonstrating strength across all areas of our business, with 15% revenue growth to over $400 million and net income exceeding $270 million. Our royalty business continued to provide stable and resilient cash flow, while IST generated 47% year-over-year U.S. sales growth to $119 million,” said Pavel Raifeld, Chief Executive Officer of Innoviva. “We expanded our commercial portfolio with the successful mid-2025 launch of ZEVTERA in the U.S., received nominations for two of our products for the prestigious 2025 Prix Galien USA Award, and ended the year on an exciting note with the FDA approval of our fifth product, NUZOLVENCE, a single-dose oral treatment for uncomplicated urogenital gonorrhea that addresses a critical public health challenge in light of the global rise of gonococcal drug resistance. We are excited about our growth prospects and anticipate $150 million or more in IST U.S. net product sales in 2026.”

“Our portfolio of strategic assets remains a key platform for long-term growth and differentiation, demonstrated by significant advances and value creation at Armata Pharmaceuticals. Overall, we remain a well-capitalized company with multiple value-accretive capital deployment opportunities in our current business, novel assets, and capital strategies, including a recently announced $125 million share repurchase program. We look forward to multiple inflection points across Innoviva’s portfolio in the year ahead,” concluded Mr. Raifeld.

Financial Highlights

•

Total revenue: Total revenue for the fourth quarter 2025 was $114.6 million, representing 25% growth compared to total revenue of $91.8 million for the fourth quarter 2024. Total revenue for the full year 2025 was $411.3 million, reflecting 15% growth compared to total revenue of $358.7 million for the full year 2024.

•

Royalty revenue: Fourth quarter 2025 gross royalty revenue from Glaxo Group Limited (“GSK”) was $58.4 million and full year was $250.3 million, compared to $66.0 million for the fourth quarter 2024 and $255.6 million for the full year 2024.

•

Net product sales: Fourth quarter 2025 net product sales were $59.1 million, more than doubling from $28.9 million in the same quarter of 2024. Full year 2025 net product sales were $172.1 million, an increase of 77% compared to $97.5 million for the full year 2024.

•

For the fourth quarter 2025, U.S. net product sales were $33.9 million and ex-U.S. net product sales were $25.1 million. Fourth quarter 2025 U.S. net product sales primarily consisted of $19.3 million from GIAPREZA®, $10.7 million from XACDURO®, and $3.8 million from XERAVA®.

•

For the full year 2025, U.S. net product sales were $119.2 million and ex-U.S. net product sales were $52.9 million. Full year 2025 U.S. net product sales primarily consisted of $71.8 million from GIAPREZA®, $33.4 million from XACDURO®, and $13.3 million from XERAVA®.

•

Income from operations: Fourth quarter 2025 income from operations was $39.0 million, compared to $43.1 million for the fourth quarter 2024. Full year 2025 income from operations was $163.7 million, compared to $166.9 million for the full year 2024, reflecting continued investments in research and development.

•

Equity and long-term investments: Fourth quarter and full year 2025 net favorable changes in fair values of equity and long-term investments totaled $153.8 million and $161.6 million, respectively, and were primarily attributable to share price appreciation of Armata Pharmaceuticals. Innoviva’s portfolio of strategic assets held through the Company’s various subsidiaries was valued at $614.0 million as of December 31, 2025, and consisted of $397.9 million in Armata Pharmaceuticals investments, $136.4 million in other strategic equity and convertible debt investments, and $79.7 million in investments held by ISP Fund.

•

Net income: Fourth quarter 2025 net income of $164.2 million ($2.19 basic earnings per share) and full year 2025 net income of $271.2 million ($4.02 basic earnings per share) were driven primarily by higher revenue and the positive impact of changes in the fair values of equity and long-term investments.

•	Cash and cash equivalents: Totaled $550.9 million. Royalty and net product sales receivables totaled $93.3 million as of December 31, 2025.

Key Business and R&D Highlights

•

NUZOLVENCE® (zoliflodacin): a first-in-class, single-dose oral medication for the treatment of uncomplicated urogenital gonorrhea due to Neisseria gonorrhoeae in adults and pediatric patients 12 years and older weighing at least 35kg, developed in partnership with The Global Antibiotic Research & Development Partnership (“GARDP”).

•	In December 2025, IST received U.S. Food and Drug Administration (FDA) approval of NUZOLVENCE® for the treatment of uncomplicated urogenital gonorrhea.

•

FDA approval was based on results from the largest Phase 3 clinical trial ever conducted for a new treatment against Neisseria gonorrhoeae infection in regions with a high prevalence of gonorrhea across five countries.

•	Additionally, in December 2025, the positive NUZOLVENCE® Phase 3 data for the treatment of uncomplicated urogenital gonorrhea were published in The Lancet.

•	The Company plans to commercialize NUZOLVENCE® in the second half of 2026, either in collaboration with a commercialization partner or independently.

•

In October 2025, IST delivered data from six presentations at IDWeek 2025, including clinical data, pharmacokinetic/pharmacodynamic analyses, and microbiologic surveillance from its growing portfolio of antibiotics and critical care medicines.

•

Both ZEVTERA® (ceftobiprole medocaril sodium) and XACDURO® (sulbactam for injection; durlobactam for injection) were nominated for the 2025 Prix Galien USA Award for Best Pharmaceutical Product by the Galien Foundation, one of the most prestigious honors in the biopharmaceutical and medical technology fields, celebrating groundbreaking achievements that drive meaningful progress.

•	Capital Allocation

•	Since the inception of the share repurchase program, the Company has repurchased 797,298 shares for $16.0 million.

•

In October 2025, Innoviva invested $17.5 million in the Series B Preferred Stock of Beacon Biosignals, Inc., an AI-driven neurotechnology company developing treatments for neurological, psychiatric, and sleep disorders.

About Innoviva

Innoviva is a diversified biopharmaceutical company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”). Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva’s critical care and infectious disease assets under the IST platform include GIAPREZA® (angiotensin II) for increasing blood pressure in adults with septic or other distributive shock, XACDURO® (sulbactam for injection; durlobactam for injection), co-packaged for intravenous use for the treatment of adults with hospital-acquired and ventilator-associated bacterial pneumonia caused by susceptible strains of Acinetobacter baumannii-calcoaceticus, XERAVA® (eravacycline) for the treatment of complicated intra-abdominal infections in adults, ZEVTERA® (ceftobiprole), an advanced-generation cephalosporin antibiotic licensed from Basilea Pharmaceutica International Ltd, Allschwil, and NUZOLVENCE® (zoliflodacin), approved by the FDA for the oral treatment of uncomplicated urogenital gonorrhea in adults and pediatric patients 12 years of age and older weighing at least 35 kg. For more information about Innoviva, go to www.inva.com. For information about Innoviva Specialty Therapeutics, go to www.innovivaspecialtytherapeutics.com.

ANORO®, RELVAR® and BREO® are trademarks of the GSK group of companies. ZEVTERA® is a trademark of Basilea Pharmaceutica Ltd, Allschwil.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®, GIAPREZA®, XERAVA®, XACDURO®, ZEVTERA® and NUZOLVENCE® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the timing, manner and amount of capital deployment, including potential capital returns to stockholders; and risks related to the Company’s growth strategy. Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Royalty revenue, net (1)	$54,896	$62,520	$236,479	$241,733
Net product sales	59,064	28,935	172,130	97,492
License and other revenue	653	351	2,719	19,486

Total revenue	114,613	91,806	411,328	358,711

Cost of products sold (inclusive of amortization of inventory fair value adjustments)	32,309	7,165	77,384	36,598
Amortization of acquired intangible assets	6,637	6,511	26,277	25,902

Gross profit	75,667	78,130	307,667	296,211

Operating expenses:
Selling, general and administrative	32,124	31,326	113,318	115,690
Research and development	4,555	3,665	30,604	13,654

Total operating expenses	36,679	34,991	143,922	129,344

Income from operations	38,988	43,139	163,745	166,867
Changes in fair values of equity method investments, net	111,149	(21,256)	141,433	(64,253)
Changes in fair values of equity and long-term investments, net	42,669	1,666	20,160	(59,161)
Interest and dividend income	6,151	5,768	21,086	19,141
Interest expense	(3,309)	(4,749)	(16,698)	(22,209)
Other expense, net	(612)	126	(2,864)	(2,997)

Income before income taxes	195,036	24,694	326,862	37,388
Income tax expense	(30,883)	(4,362)	(55,697)	(13,996)

Net income	$164,153	$20,332	$271,165	$23,392

Net income per share:
Basic	$2.19	$0.32	$4.02	$0.37
Diluted	$1.94	$0.26	$3.30	$0.36
Shares used to compute net income per share:
Basic	74,796	62,626	67,395	62,726
Diluted	85,264	84,200	84,760	74,187

(1)	Total net revenue is comprised of the following (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Royalties	$58,351	$65,975	$250,302	$255,556
Amortization of capitalized fees	(3,455)	(3,455)	(13,823)	(13,823)

Royalty revenue, net	$54,896	$62,520	$236,479	$241,733

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31
	2025	2024
Assets
Cash and cash equivalents	$550,941	$304,964
Royalty and product sale receivables	93,317	86,366
Inventory	39,172	33,725
Prepaid expense and other current assets	28,358	21,719
Current portion of ISP Fund investments	15,727	107,532
Property and equipment, net	1,555	514
Equity method and equity and long-term investments	598,223	393,957
Capitalized fees	56,138	69,961
Right-of-use assets	10,929	2,453
Goodwill	17,905	17,905
Intangible assets	182,156	208,433
Deferred tax assets, net	—	12,054
Other assets	40,744	41,477

Total assets	$1,635,165	$1,301,060

Liabilities and stockholders’ equity
Other current liabilities	$43,808	$39,507
Accrued interest payable	1,618	3,422
Deferred revenue	4,270	1,126
Convertible senior notes, due 2025, net	—	192,028
Convertible senior notes, due 2028, net	257,731	256,316
Deferred tax liabilities, net	31,793	—
Income tax payable, long term	57,013	53,227
Other long term liabilities	66,091	64,275
Stockholders’ equity	1,172,841	691,159

Total liabilities and stockholders’ equity	$1,635,165	$1,301,060

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

(unaudited)

	Year Ended December 31,
	2025	2024
Net cash provided by operating activities	$196,930	$188,690
Net cash provided by (used in) investing activities	40,496	(63,786)
Net cash provided by (used in) financing activities	8,551	(13,453)

Net change	$245,977	$111,451
Cash and cash equivalents at beginning of period	304,964	193,513

Cash and cash equivalents at end of period	$550,941	$304,964

Contacts

Investor Relations (Internal):

Eleanor Barisser

Director, Investor Relations and Corporate Communications

Eleanor.barisser@inva.com

Investors and Media:

Argot Partners

(212) 600-1902

innoviva@argotpartners.com